     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1995.
                                                  REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------

                               CENTEX CORPORATION
             (Exact name of registrant as specified in its charter)

              NEVADA                                     75-0778259
 (State or other jurisdiction of                      (I.R.S. employer
  incorporation or organization)                   identification number)

         3333 LEE PARKWAY                             RAYMOND G. SMERGE
       DALLAS, TEXAS 75219                   VICE PRESIDENT, CHIEF LEGAL OFFICER
          (214) 559-6500                               AND SECRETARY
  (Address, including zip code,                      CENTEX CORPORATION
 and telephone number, including                      3333 LEE PARKWAY
    area code, of registrant's                      DALLAS, TEXAS 75219
   principal executive offices)                        (214) 559-6500
                                             (Name, address, including zip code,
                                            and telephone number, including area
                                                  code, of agent for service)


                                 ------------

                                   Copy To:
                             DON J. MCDERMETT, JR.
                            THOMPSON & KNIGHT, P.C.
                              1700 PACIFIC AVENUE
                              DALLAS, TEXAS 75201
                                 (214) 969-1700

                                 ------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this From are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                                 ------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                               Proposed         Proposed
                                                               Maximum          Maximum
                                              Amount           Offering        Aggregate         Amount of
         Title of Each Class of                to be          Price Per         Offering        Registration
      Securities to be Registered           Registered         Unit(1)          Price(1)            Fee
- ---------------------------------------------------------------------------------------------------------------
Debt Securities,                           $100,000,000          100%         $100,000,000        $34,483
 various series . . . . . . . . . . .        aggregate
                                         principal amount
===============================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

                                 ------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

        [Form of Prospectus Supplement. A Prospectus Supplement in definitive form reflecting the terms of each series of Senior and/or Subordinated Debt Securities will accompany the definitive Prospectus in connection with each such series offered and sold pursuant to the Registration Statement.]


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED          , 199


                                       $

                               CENTEX CORPORATION
                               [DEBT SECURITIES]


 [Summary of terms of the Debt Securities to be completed at time of offering.]

        [The [Debt Securities] will be issued in the form of one or more Global Securities (the "Global Securities") registered in the name of The Depository Trust Company (the "Depository") or its nominee. Interests in the Global Securities will be shown on, and transfers will be effected only through, records maintained by the Depository and its participants. Except as described herein, [Debt Securities] in definitive form will not be issued. See "Description of [Debt Securities]" in this Prospectus Supplement.]

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
                ACCOMPANYING PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                                                          Initial Public      Underwriting       Proceeds to
                                                         Offering Price(1)     Discount(2)       Company(3)
                                                         -----------------   ---------------   --------------
Per [Debt Security] . . . . . . . . . . . . . . . . . . .           %                  %                 %
Total . . . . . . . . . . . . . . . . . . . . . . . . . .   $                  $                 $

_______________
(1)  Plus accrued interest, if any, from          , 199  .

(2) The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" in this Prospectus Supplement.

(3)  Before deducting estimated expenses of $          payable by the Company.

                                 ------------

       The [Debt Securities] are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject orders in whole or in part. It is expected that the [Debt Securities] will be [ready for delivery at the offices of
, in New York, New York,] [made through the facilities of the Depository] on or
about               , 199  .


                                 [UNDERWRITERS]

                                 ------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS          , 199  .

       IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE [DEBT SECURITIES] OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                                USE OF PROCEEDS

       The net proceeds from the sale of the [Debt Securities] are estimated to
be approximately $           (after deduction of underwriting discounts and
expenses payable by the Company). Such proceeds initially will be used to repay short-term notes payable to banks and commercial paper borrowings with a
weighted average interest rate of approximately     %.


                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company as of , 199 and as adjusted (unaudited) to give effect to the issuance of the [Debt Securities] offered hereby and the application of the proceeds as indicated under "Use of Proceeds".

                                                                                  ,  1995
                                                   ------------------------------------------------------------
                                                   CENTEX CORPORATION         CENTEX             FINANCIAL
                                                    AND SUBSIDIARIES        CORPORATION          SERVICES
                                                   -------------------  ------------------- -------------------
                                                                AS                   AS                   AS
                                                    ACTUAL   ADJUSTED    ACTUAL   ADJUSTED   ACTUAL    ADJUSTED
                                                   -------- ----------  -------- ---------- --------   --------
                                                                       (DOLLARS IN THOUSANDS)
Short-term debt(1)(6)(7)  . . . . . . . . . .      $         $          $        $          $          $
Long-term debt(2)(6)  . . . . . . . . . . . .
   [Debt Securities], offered hereby  . . . .
   Senior notes(3)  . . . . . . . . . . . . .
   Subordinated debentures(4) . . . . . . . .
   Other indebtedness(8)  . . . . . . . . . .
      Total debt  . . . . . . . . . . . . . .
Stockholders' Equity:
   Preferred stock, undesignated par value;
      authorized 5,000,000 shares; none issued
   Common stock, $.25 par value; authorized
      50,000,000 shares; outstanding
      shares(5)
   Capital in excess of par value . . . . . .
   Retained earnings  . . . . . . . . . . . .
   Total stockholders' equity . . . . . . . .
      Total debt and stockholders' equity . .      $          $         $        $          $          $
                                                   =========  ========  ======   =======    ========   =======

_____________________________

      (1)   Short-term debt of $    million at         , 19   included $
million in commercial paper and $    million payable to banks.  The Company
borrows on a short-term basis from banks under uncommitted lines which bear interest at prevailing money market rates. The weighted average interest rate
on such short-term debt at             , 19   was %.

      (2) [Description of the Company's long-term credit facilities with banks in effect at time of offering.]

      (3) In May 1991, the Company issued $100,000,000 principal amount of its 9.05% senior notes due May 1, 1996. Such notes, which were sold at par, are not redeemable prior to maturity. [Description of the priority of such indebtedness compared to the offered Debt Securities and an appropriate cross reference to the Prospectus.]

      (4) In March 1987, the Company issued $100,000,000 principal amount of its 8.75% subordinated debentures maturing March 1, 2007. Such debentures are not redeemable prior to maturity. The Company sold these debentures at a discount to par to yield 8.84% over their 20-year life. The discount is being amortized as additional interest expense based on the yield method. The
unamortized discount at         , 19   of $        was offset against the
debenture balance. In June 1987, the Company issued $20,000,000 principal amount of its 8.80% subordinated debentures maturing June 30, 2007. Such debentures are not redeemable by the Company prior to June 30, 1997. Such debentures are redeemable at the request of a debentureholder at any time prior to maturity upon the occurrence of certain events related to the completion and continued operation by the Company of a gypsum wallboard plant. Such debentures were sold at a price of 100% of the principal amount thereof. In June 1995, the Company issued $100,000,000 principal amount of its 7-3/8% subordinated debentures maturing June 1, 2005. Such debentures are not redeemable by the Company prior to maturity. The Company sold these debentures at a discount to par to yield 7.43% over their 10-year life. The discount is being amortized as additional interest expense based on the yield method. The
unamortized discount at         , 19 of $        was offset against the
debenture balance. [Description of the priority of such indebtedness compared to the offered Debt Securities and an appropriate cross reference to the Prospectus.]

      (5)   At             , 199  , the Company had      shares of its common
stock reserved for issuance under its stock option plans,      of which were
subject to outstanding options.

      (6)   At             , 199  , the aggregate amount of the Company's
outstanding indebtedness that would rank [senior to] [pari passu with] the
[Debt Securities] offered hereby was approximately $     million, including
approximately $     million of indebtedness to the Company's subsidiaries.  See
"Description of Debt Securities" in the accompanying Prospectus.

      (7) In an effort to be more meaningful, the above table presents the capitalization of the Company on a fully- consolidated basis (the "Centex Corporation and Subsidiaries" column), including the consolidated debt of the Company's financial services operations, which include [CTX Mortgage Company ("CTX"), Centex's mortgage banking subsidiary], the capitalization related to the Company's business operations other than financial services operations (the "Centex Corporation" column) and the capitalization related to the Company's financial services operations (the "Financial Services" column). The Company also utilizes this presentation in connection with the presentation of its consolidated balance sheets.

      (8)   Includes $           of convertible subordinated debt due in the
year 2000.


                                    [RATINGS

      At the time of their original issuance, the [Debt Securities] will be
rated      by              and     by .  A security rating is not a
recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.]


                              [RECENT DEVELOPMENTS

          To be completed with additional information, if necessary.]


                        DESCRIPTION OF [DEBT SECURITIES]

      The following description of the particular terms of the [Debt Securities] offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus.

GENERAL

                  [Terms to be completed at time of offering.]

[GLOBAL SECURITIES

      The [Debt Securities] will be issued in whole or in part in the form of one or more Global Securities deposited with, or on behalf of, the Depository and registered in the name of a nominee of the Depository. Except under the limited circumstances described in the Prospectus under "Description of Debt Securities--Global Securities," owners of beneficial interests in Global Securities will not be entitled to physical delivery of [Debt Securities] in certificated form. Global Securities may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor. A further description of the Depository's procedures with respect to Global Securities representing the [Debt Securities] is set forth in the Prospectus under "Description of Debt Securities -- Global Securities". The Depository has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

      The Depository has advised the Company and the Underwriters as follows:
The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation' within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may own beneficial interests in Global Securities held by the Depository only through participants.]


                                  UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom [Name(s) of Managing Underwriter(s)] are acting as representatives, has severally agreed to purchase from the Company, the principal amount of the [Debt Securities] set forth opposite its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the [Debt Securities] if any are purchased.

                                                                            PRINCIPAL
                                                                            AMOUNT OF
                                      UNDERWRITER                       [DEBT SECURITIES]
        [Underwriters]  . . . . . . . . . . . . . . . . . . . . . .       $
                                                                          --------------
                 Total  . . . . . . . . . . . . . . . . . . . . . .       $
                                                                          ==============

      The Underwriters propose to offer the [Debt Securities] in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such
price less a concession not to exceed    % of the principal amount of the [Debt
Securities].  The Underwriters may allow, and such dealers may reallow, a
concession not to exceed    %
of the principal amount of the [Debt Securities] to certain brokers and dealers. After the [Debt Securities] are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

      The [Debt Securities] are a new issue of securities with no established trading market. No assurance can be given as to the existence or the liquidity of any trading market for the [Debt Securities].

      The Company has agreed to indemnify the several Underwriters with respect to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

********************************************************************************
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
********************************************************************************


                  SUBJECT TO COMPLETION, DATED JULY 21, 1995

PROSPECTUS

                              CENTEX CORPORATION

                                DEBT SECURITIES
                        ______________________________

      The Company may from time to time issue and offer up to $100,000,000 (or its equivalent in other currencies) aggregate principal amount of unsecured debt securities (the "Debt Securities") consisting of bonds, debentures, notes and/or other unsecured evidences of indebtedness in one or more series. The Debt Securities may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. An accompanying Prospectus Supplement will set forth, with regard to the Debt Securities in respect of which this Prospectus is being delivered, the terms of the Debt Securities, including, where applicable, the specific designation, priority, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. The Senior Debt Securities, when issued, will, except under certain circumstances, rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be unsecured and subordinated to all present and future Senior Indebtedness (as defined herein) of the Company.

      The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents.
An accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

      Because the Company conducts its business through subsidiaries, the Company's rights and the rights of its creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Moreover, the ability of the Company to pay principal of and interest on the Debt Securities is, to a large extent, dependent upon the payment to it of dividends, interest or other amounts by subsidiaries of the Company. As of March 31, 1995, subsidiaries of the Company had approximately $273 million principal amount of debt secured by subsidiary assets outstanding to third party creditors, including approximately $272 million related to the Company's mortgage banking subsidiary. Neither of the indentures under which the Debt Securities will be issued contains any limitation on the ability of the Company to incur additional debt or on the ability of the Company's subsidiaries to incur additional debt to the Company or to unaffiliated third parties. See "Description of Debt Securities" in this Prospectus.

                        ______________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

      This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.
                        ______________________________

            The date of this Prospectus is                , 199  .

                             AVAILABLE INFORMATION

       Centex Corporation, a Nevada corporation (which, together with its subsidiaries consolidated for financial reporting purposes, is herein and in the Prospectus Supplement referred to as "Centex" or the "Company," unless otherwise specified herein or the context requires otherwise), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Branch of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

       The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Debt Securities offered hereby. This Prospectus and the Prospectus Supplement, which form a part of the Registration Statement, do not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed with the Commission (File No. 1-6776) pursuant to the Exchange Act are incorporated herein by reference:

            1. The Joint Annual Report on Form 10-K of the Company and 3333 Holding Corporation and Centex Development Company, L.P. for the fiscal year ended March 31, 1995, as amended by Amendment No. 1 thereto; and

            2. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby.

       Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

       The Company will provide without charge to each person to whom this Prospectus and the Prospectus Supplement have been delivered, upon the request of any such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus and the Prospectus Supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Raymond G. Smerge, Vice President, Chief Legal Officer and Secretary, Centex Corporation, 3333 Lee Parkway, Dallas, Texas 75219, telephone
(214) 559-6500.

                                  THE COMPANY

       Centex Corporation, through its subsidiaries, currently operates in three business segments: Home Building, Financial Services and Contracting and Construction Services. Home building operations primarily involve the construction and sale of residential housing, including the purchase and development of land. The Company also offers mortgage and other financial services to its home buyers and others. Contracting and construction services activities involve the construction of multi-purpose buildings and facilities for both private and government interests, including hospitals, hotels, museums, libraries, airport terminals, condominiums and educational facilities. In April 1994, the Company's construction products subsidiary, Centex Construction Products, Inc. ("CXP"), completed an initial public offering of 51% of its common stock; Centex Corporation still retains 49% of CXP's common stock. CXP's operations include the production, distribution and sale of cement, aggregates, readymix concrete and gypsum wallboard. The Company also was engaged in the savings and loan business until this operation was sold in December 1994. See "Business".

       The address of the Company's principal executive office is 3333 Lee Parkway, Dallas, Texas 75219, and its telephone number is (214) 559-6500.


                                USE OF PROCEEDS

       Except as otherwise provided in the related Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company, and substantially all of the proceeds initially will be used to repay short-term notes payable to banks and commercial paper borrowings.


                     RATIO OF EARNINGS TO FIXED CHARGES(1)

                                                               FOR THE FISCAL YEARS ENDED MARCH 31,
                                                     ---------------------------------------------------------
                                                       1995        1994        1993        1992        1991
                                                     ---------   ---------   ---------   ---------   ---------
Company (excluding mortgage banking and savings
  and loan operations)(2) . . . . . . . . . . .        4.57X       2.80X       2.60X       1.93X       2.52X
Total enterprise(3) . . . . . . . . . . . . . .        3.23X       2.77X       2.27X       1.59X       1.55X

_________________

      (1) For purposes of calculating this ratio, fixed charges consist of interest costs (interest expense plus capitalized interest), one-third of estimated rent expenses (as representative of the interest portion of rentals) and amortization of debt expense, and earnings consist of net earnings before income taxes, extraordinary items and fixed charges.

      (2) See footnote (1) to "Summary of Selected Financial Data" and "Business--Home Building" and "Business--Financial Services".

      (3) The ratio of earnings to fixed charges on a total enterprise basis, pursuant to the rules and regulations promulgated by the Commission, includes the earnings and fixed charges of the Company's mortgage banking subsidiaries and discontinued savings and loan operations, which are consolidated for financial reporting purposes in accordance with generally accepted accounting principles. See "Business--Home Building" and "Business--Financial Services".

                       SUMMARY OF SELECTED FINANCIAL DATA

      The following is a summary of certain selected financial data related to the Company for each of the five years in the period ended March 31, 1995, which is derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. The March 31, 1995 and 1994 consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1995 incorporated by reference in the Joint Annual Report on Form 10-K, as amended, of the Company and 3333 Holding Corporation and Centex Development Company, L.P. for such year are incorporated by reference herein. The following summary is qualified in its entirety by such financial statements and the notes thereto.


                                                           FOR THE FISCAL YEARS ENDED MARCH 31,
                                               ---------------------------------------------------------------
                                                  1995          1994         1993          1992        1991
                                               -----------    ---------    --------      ---------  ----------
                                                                      (DOLLARS IN THOUSANDS)
Revenues  . . . . . . . . . . . . . .          $3,277,504    $3,039,709   $2,363,325   $2,028,646   $2,089,110

Net earnings (1)  . . . . . . . . . .          $   92,248    $   85,162   $   61,038   $   34,557   $   43,605

Total assets  . . . . . . . . . . . .          $2,049,698    $2,580,356   $2,272,093   $2,347,452   $2,037,486

Total long-term debt,
including debentures (2)  . . . . . .          $  222,530    $  222,832   $  223,988   $  232,294   $  137,235

Total debt (2)  . . . . . . . . . . .          $  427,381    $  429,470   $  368,988   $  298,508   $  267,946

Deferred income taxes (2) . . . . . .          $   27,795    $   35,088   $   55,722   $   56,627   $   80,205

Stockholders' equity  . . . . . . . .          $  668,227    $  668,659   $  578,415   $  518,494   $  483,677

Total debt as a percent of total
   capitalization (total debt, deferred
   income taxes, negative goodwill and
   stockholders' equity) (2)                        38.0%         37.1%        35.8%        33.0%        30.9%

_________________

      (1) Net earnings for the fiscal year ended March 31, 1995 include a nonrecurring gain of $37.5 million realized in connection with an initial public offering of 51% of CXP's common stock. See "Business--Construction Products" herein.

      (2) Excludes debt and deferred income taxes of the mortgage banking subsidiaries and discontinued savings and loan operations. Reference is made to Note 7 under "Capitalization" in the accompanying Prospectus Supplement and to the consolidated balance sheet and Note (A) to the Company's Consolidated Financial Statements incorporated by reference in the Joint Annual Report on Form 10-K, as amended, of Centex and 3333 Holding Corporation and Centex Development Company, L.P., which Annual Report on Form 10-K, as amended, is incorporated herein by reference.


                                    BUSINESS


GENERAL

      Since its founding in 1950 as a Dallas, Texas-based residential and commercial construction company, Centex has evolved into a multi-industry company. Centex currently operates in three business segments: Home Building, Financial Services and Contracting and Construction Services. Centex also has a 49% interest in Centex Construction Products, Inc., a NYSE-listed company in the construction products business.

      Centex expanded into the real estate development business in fiscal year 1988 by establishing Centex Development Company, L.P., an independent, publicly held master limited partnership ("CDC"). Reference is made to Part B of the Joint Annual Report on Form 10-K, as amended, of Centex Corporation and 3333 Holding Corporation and Centex Development Company, L.P., incorporated herein by reference, for a discussion of the business of CDC.

      Unless the context requires otherwise, references herein to "Centex" or the "Company" shall mean Centex Corporation and its subsidiaries.

HOME BUILDING

      The Company's Home Building operations primarily involve the construction and sale of residential housing, including the purchase and development of land. The Company's Home Building operations have ranked, by the number of units produced in a calendar year, as the largest U.S. builder of single-family homes since 1989. Centex is also the only company to rank among Professional Builder's top 10 home builders for each of the past 26 years. Centex sells to both first time and move-up buyers. Approximately 95% of the houses Centex sells are single-family detached homes and the remainder are townhomes and low-rise condominiums. Centex conducts its Home Building operations through its wholly- owned subsidiary, Centex Real Estate Corporation, which does business under the name Centex Homes ("Centex Homes").


Markets

      Centex follows a strategy of reducing exposure to local market volatility by spreading operations across geographically and economically diverse markets. Centex presently builds in 44 market areas in 20 states and the United Kingdom. The markets are listed below by geographic areas.

      WEST         California -                          Seattle, Washington
                     East Bay Area                       Reno, Nevada
                     Sacramento                          Portland, Oregon
                     Bakersfield
                     Riverside/Orange County/San Bernadino
                     Northern Los Angeles/Ventura
                     Central Valley (Fresno & Visalia)
                     San Diego

      MIDWEST      Chicago, Illinois                     Indianapolis, Indiana
                   Minneapolis, Minnesota                Columbus, Ohio
                   Denver, Colorado

      EAST         Nashville, Tennessee                  Atlanta, Georgia
                   Virginia -                            North Carolina -
                     Northern Virginia                     Charlotte
                     Hampton Roads                         Raleigh/Durham
                   Maryland                              South Carolina -
                   East Windsor, New Jersey                Charleston
                                                           Columbia
                                                           Greenville

      SOUTHEAST    Florida -
                     Ft. Lauderdale                        Palm Beach
                     Jacksonville                          Bradenton/Sarasota
                     Naples/Ft. Myers                      Tampa
                     Orlando                               Titusville

      SOUTHWEST    Texas -                               Phoenix, Arizona
                     Austin                              Albuquerque, New Mexico
                     Dallas/Fort Worth (3 markets)
                     Houston (2 markets)
                     Killeen
                     San Antonio

      In fiscal 1995, Centex closed 12,964 homes, including first time, move-up and, in some markets, custom homes, ranging in price from approximately $65,000 to about $650,000 with the average sale price being approximately $159,200. In the Dallas and San Antonio locations, Centex has custom home divisions which offer higher-end homes.

      Summarized below by geographic area are Centex's home closings for the fiscal years ended March 31, 1995 and 1994, sales (orders) backlog at March 31, 1995 and 1994, and sales (orders) for the fiscal years ended March 31, 1995 and 1994.

                                                                      FOR THE FISCAL YEARS
                                                                         ENDED MARCH 31,
                                                                     -----------------------
                                                                        1995         1994
                                                                     ---------     ---------
      CLOSINGS (IN UNITS):
       West . . . . . . . . . . . . . . . . . . . . . . . . . .          2,454         1,973
       Midwest  . . . . . . . . . . . . . . . . . . . . . . . .          1,283         1,114
       East . . . . . . . . . . . . . . . . . . . . . . . . . .          2,921         2,599
       Southeast  . . . . . . . . . . . . . . . . . . . . . . .          2,632         2,895
       Southwest  . . . . . . . . . . . . . . . . . . . . . . .          3,674         3,982
                                                                     ---------     ---------
                                                                        12,964        12,563
                                                                     =========     =========

      AVERAGE SALES PRICE (000'S) . . . . . . . . . . . . . . .      $     159     $     147
                                                                     =========     =========

      SALES (ORDERS) BACKLOG, AT END OF PERIOD (IN UNITS):
       West . . . . . . . . . . . . . . . . . . . . . . . . . .            603           756
       Midwest  . . . . . . . . . . . . . . . . . . . . . . . .            442           622
       East . . . . . . . . . . . . . . . . . . . . . . . . . .            918         1,279
       Southeast  . . . . . . . . . . . . . . . . . . . . . . .            892         1,387
       Southwest  . . . . . . . . . . . . . . . . . . . . . . .          1,132         1,751
                                                                     ---------     ---------
                                                                         3,987         5,795
                                                                     =========     =========

                                                                      FOR THE FISCAL YEARS
                                                                         ENDED MARCH 31,
                                                                     -----------------------
                                                                        1995         1994
                                                                     ---------     ---------
      SALES (ORDERS) (IN UNITS):
       West . . . . . . . . . . . . . . . . . . . . . . . . . .          2,301         2,066
       Midwest  . . . . . . . . . . . . . . . . . . . . . . . .          1,103         1,275
       East . . . . . . . . . . . . . . . . . . . . . . . . . .          2,560         2,686
       Southeast  . . . . . . . . . . . . . . . . . . . . . . .          2,137         3,022
       Southwest  . . . . . . . . . . . . . . . . . . . . . . .          3,055         4,158
                                                                     ---------     ---------
                                                                        11,156        13,207
                                                                     =========     =========


Inventory Turnover

         The Company's policy has been to acquire land with the intent to complete the sale of homes within 24-36 months from the date of acquisition. Generally, this involves land that is properly zoned and is either ready for development or, to a much lesser degree, already developed.

         The Company has acquired a substantial amount of its finished and partially improved lots and land under option agreements which are exercised over specified time periods, or in certain cases, as the lots are needed. The purchase of finished lots generally allows the Company to shorten the lead time to commence construction and reduces the risks of unforeseen improvement costs and volatile market conditions.

Competition and Other Factors

         The home building industry is essentially a "local" business and is highly competitive. Centex competes in each of its market areas with numerous other home builders. The Company's Home Building operations account for less than 2% of the total housing starts in the United States. The main competitive factors affecting Centex's Home Building operations are location, price, cost of providing mortgage financing for customers, construction costs, design and quality of homes, marketing expertise, availability of land and a builder's reputation. Management believes the Company competes effectively by maintaining geographic diversity, being responsive to the specific demands of each market and managing the operations at a local level.

         The home building industry is cyclical and is particularly affected by changes in local economic conditions and in long-term and short-term interest rates and, to a lesser extent, changes in property taxes and energy costs, federal income tax laws, federal mortgage financing programs and various demographic factors. The political and economic environment affects both the demand for housing constructed by the Company and the Company's cost of financing. Unexpected climatic conditions, such as unusually heavy or prolonged rain or snow, may affect operations in certain areas.

         The housing industry is subject to extensive and complex regulations. The Company and its subcontractors must comply with various federal, state and local laws and regulations including zoning, building, environmental, advertising and consumer credit rules and regulations. The Company is also subject to other rules and regulations in connection with its manufacturing and sales activities, including requirements as to building materials to be used and building designs. The Company's homes are inspected by local authorities.

         The Company's Home Building operations are subject to numerous federal, state and local regulatory schemes concerning, among other things, worker health and safety, zoning, building design, construction materials and the extensive and changing federal, state and local laws, regulations and ordinances governing the protection of the environment ("Environmental Laws"), including the protection of endangered species. All of the foregoing regulatory requirements are applicable to all home building companies, and to date, compliance with the foregoing requirements has not had a material impact on the Company. The Company believes that it is in material compliance with all such requirements.

         Centex has numerous suppliers of all the materials and services and sources of lots and land used in home building and believes that it can deal effectively with any problems it may experience relating to the supply of materials and services as well as lots and land.


Vista Acquisition

         In December 1994, Centex International, Inc., a wholly-owned subsidiary of Centex Corporation, entered into an agreement with Dallas-based Vista Properties, Inc. ("Vista") under which Centex International, Inc. would acquire equity interests in Vista and in its affiliated partnership, Vista Partners, as part of a proposed prepackaged bankruptcy restructuring by Vista that would result in payments to Vista's securityholders of approximately $89.9 million. Under this agreement, Centex would acquire majority ownership of a company with a portfolio of properties comprising approximately 3,800 acres in seven states. The land is zoned, planned or developed for: single- and multi-family residential, office and industrial, and retail and commercial. The acquisition could provide Centex with future residential sites in several of its existing markets as well as opportunities in retail, industrial and office segments.

         In June 1995, Lennar Corporation ("Lennar") made an overbid offer to Vista to acquire the equity interests in Vista and in its affiliated partnership, Vista Partners, that would result in payment to Vista's securityholders of approximately $92.5 million. Centex International, Inc. responded to Lennar's bid by negotiating and executing, on June 30, 1995, an amended and restated securities purchase agreement with Vista which provides for distribution of $94.5 million to Vista's securityholders, which amount increases to $95.5 million if Vista's bankruptcy petition is filed with the bankruptcy court by August 18, 1995. This offer would require an investment of approximately $75 million by Centex International, Inc. On July 13, 1995, Vista commenced the solicitation of consents of its securityholders to the prepackaged bankruptcy plan of reorganization. The transaction is now expected to be completed during the fall of 1995, subject to the satisfaction of the conditions stated in the agreement, including approval from Vista's securityholders and bankruptcy court approval. Under the agreement, Centex has the right, at its option, to top future third-party overbids, if any.


United Kingdom Joint Venture

         In February 1995, Centex announced its wholly-owned subsidiary, Centex Homes (UK) Limited, had entered into a joint venture agreement with a London-area home builder, The Charles Church Group Limited ("Charles Church"), to build homes in the United Kingdom. The venture is the first entry into the international home building marketplace for Centex Homes. Centex Homes (UK) Limited and Charles Church each are contributing up to $3 million in cash to the venture, with its remaining funding (up to $9 million) financed by a United Kingdom bank, which financing is guaranteed by Centex. In addition, Centex Homes has designated certain personnel to work with this United Kingdom venture.

         The new operation, Charles Church Homes Limited, acquired its first parcel of undeveloped land in Berkshire County, west of London. Located in Sunningdale, the parcel consists of 2.1 acres. Homes in the 3,500-4,000 square foot range, which will sell for approximately $750,000 each, should be ready for occupancy late in calendar 1995. A second parcel of land has been acquired nearby, in Wokingham, Berkshire County. The homes to be built on this site will be 1,700 to 2,000 square feet in size, will sell for approximately $350,000 each and should be completed early in calendar 1996. Several other potential sites in the London area are currently being evaluated.


FINANCIAL SERVICES

         Financial Services consist of mortgage banking and, until December 1994, savings and loan operations. The Company's mortgage banking activities are conducted through Centex's wholly-owned subsidiary, CTX Mortgage Company ("CTX"), which offers mortgage origination and other related services on homes sold by Centex Homes and by third parties. The savings and loan activities, which were conducted through Texas Trust Savings Bank, FSB, were sold in December 1994.


CTX Mortgage Company

         CTX was created in 1973 to provide mortgage financing for homes built by Centex Homes, Centex's home building operation. The establishment by CTX of mortgage offices in substantially all of Centex Homes' housing markets has enabled it to consistently provide mortgage financing for an average of 73% of the homes built by Centex Homes ("Builder Loans") over the past five years. In 1985, CTX expanded its operations to include third-party loans ("Spot Loans") that are not associated with the sale of homes built by Centex. At March 31, 1995, CTX had 110 offices located in 23 states. The offices vary in size depending on volume in each locality.

         During the 1995 fiscal year, due to the increase in mortgage rates and the related decline in refinancings, CTX downsized its operations. The division's operating locations and personnel were reduced by approximately 40%. CTX is updating and expanding its mortgage banking systems, including reautomating its accounting and loan delivery functions. This process will continue during fiscal 1996.

     The unit breakdown of Builder and Spot Loans for the fiscal years ended March 31, 1995 and 1994 are set forth in the following table:

                                                                      FOR THE FISCAL YEARS
                                                                         ENDED MARCH 31,
                                                                     -----------------------
                                                                        1995         1994
                                                                     ---------     ---------
Loan Types:
 Builder  . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,504         9,289
 Spot . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28,574        49,254
                                                                     ---------     ---------
                                                                        37,078        58,543
                                                                     =========     =========

Origination Volume (in billions)  . . . . . . . . . . . . . . .      $     4.2     $     6.4

Percent of Centex Closings Financed . . . . . . . . . . . . . .            66%           74%

      CTX provides mortgage origination and other mortgage related services for Federal Housing Administration ("FHA"), Veterans Administration ("VA") and conventional loans on homes built and sold by the Company or by others. The Company's mortgage loans are first-lien mortgages secured by 1-4 family residences. A majority of the conventional loans are conforming loans which qualify for inclusion in mortgage loan pools that underlie mortgage backed securities sponsored by the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). The remainder of the conventional loans are pre-approved and individually underwritten by private investors who purchase such loans on a whole-loan basis for their investment portfolios.

      The principal sources of income from CTX's mortgage banking business are: loan origination fees; revenues from sale of servicing rights; positive carry (discussed below); and marketing gains and losses. Generally, CTX sells its right to service the mortgage loans to various loan servicing companies and therefore retains no mortgage servicing rights. Accordingly, CTX avoids the risk of early payoffs and foreclosures. CTX enters into various financial agreements, in the normal course of business, in order to manage the exposure to changing interest rates as a result of having issued loan commitments to its customers at a specified price and period and committing to sell mortgage loans to various investors. By immediately selling the mortgage loans for future delivery, substantially all interest rate risk is removed by the time of closing.

      CTX borrows money at short-term rates to fund its mortgage loans. During the customary 30- to 60-day period between closing of a mortgage loan and delivery of such loan to the purchaser, CTX earns the interest accrued on the mortgage loan, which is normally a higher interest rate than the rate paid on the short-term loans used to fund the mortgage loan during this 30- to 60-day holding period. This positive spread between the long-term interest rate earned and the short-term interest rate paid is referred to as "positive carry," and generally represents a major source of income.


Competition and Other Factors

      The mortgage banking industry in the United States is highly competitive. CTX competes with other mortgage banking companies as well as financial institutions to supply mortgage financing at attractive rates to purchasers of Centex homes as well as to the general public. Mortgage banking results in fiscal 1995 were negatively impacted by an increasingly competitive environment. Rapidly rising interest rates commencing in February 1994 virtually stopped refinancing activity and caused consumers to shift from more profitable fixed-rate mortgages to lower-margin adjustable rate products.

      CTX is subject to the rules and regulations of, and examinations by, FNMA, FHLMC, the Department of Veterans' Affairs ("VA"), the Federal Housing Administration ("FHA"), the Government National Mortgage Association ("GNMA") and state regulatory authorities with respect to originating, processing, underwriting, making, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on CTX, establish eligibility criteria for mortgage loans, provide for inspection and appraisals of properties, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. CTX is required to maintain specified net worth levels by, and submit annual audited financial statements to, FHA, VA, FNMA, FHLMC and GNMA and certain state regulators. CTX's affairs are also subject to examination by the Federal Housing Commissioner at all times to assure compliance with FHA regulations, policies and procedures. Among other federal and state consumer credit laws, mortgage origination and servicing activities are subject to the Equal Credit Opportunity Act, the Federal Truth-In-Lending Act, the Real Estate Settlement

Procedures Act ("RESPA") and the regulations promulgated under such statutes, which prohibit discrimination and unlawful kickbacks and referral fees and require the disclosure of certain information to borrowers concerning credit and settlement costs. Many of these regulatory requirements are designed to protect the interest of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to loss of approved status, demands for indemnification or loan repurchases from investors, class action lawsuits by borrowers, administrative enforcement actions and, in some cases, rescission or voiding of the mortgage loan by the mortgagor.

      Other financial-related services provided by CTX affiliates include acting as an agent for the issuance of homeowners' insurance policies, title insurance policies and escrow services. CTX Insurance Agency provides hazard insurance to home buyers in Texas and Florida through third-party insurance companies. During fiscal 1994, CTX opened its first commercial loan operation. In fiscal 1995, CTX entered into a joint venture agreement with another home builder to provide mortgage origination for homes built by this home builder. In addition, during fiscal 1995, an affiliate of CTX entered the second lien market whereby this CTX affiliate will originate second mortgages for home improvements and home equity lines of credit. The affiliate utilizes CTX's branch network and telemarketing to solicit potential customers.


Savings and Loan

      In December 1988, Centex purchased certain assets and assumed certain liabilities of four Texas savings and loan associations under the Federal Savings and Loan Insurance Corporation's assisted transactions process commonly known as the "Southwest Plan". The acquisition was made by Texas Trust Savings Bank, FSB ("Texas Trust"), a federal stock savings bank and an indirect wholly-owned subsidiary of Centex. The acquisition was made pursuant to acquisition agreements and an assistance agreement (the "Assistance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC").

      During December 1994, Texas Trust negotiated an early termination of the Assistance Agreement with the Federal Deposit Insurance Corporation (as successor to the FSLIC). On December 30, 1994 Texas Trust's eight branch facilities were sold to a financial institution and all deposit liabilities were assumed by the purchaser. On the same day, immediately following the branch sale, Texas Trust was dissolved, thereby completing Centex's exit from the savings and loan industry.


CONTRACTING AND CONSTRUCTION SERVICES

      Centex's contracting and construction services work is performed nationwide. As a group, Centex's Contracting and Construction Services subsidiaries rank as one of the largest building contractors in the country as well as one of the largest U.S.-owned construction groups. The Construction Group is made up of seven firms with various geographic locations and project niches. The overall group is heavily weighted towards health care facility construction which represents nearly 40% of its mix. New contracts for fiscal 1995 totaled $1.15 billion versus $1.03 billion for fiscal 1994. The backlog of uncompleted contracts at March 31, 1995 was $1.33 billion, compared to $1.24 billion at March 31, 1994. The group's principal subsidiaries are as follows:

      CENTEX BATESON CONSTRUCTION COMPANY, INC. -   This Dallas-based
      contractor (acquired in 1966) has become one of the nation's larger general contractors specializing in government and competitively-bid jobs. Its projects are nationwide.

      CENTEX-SIMPSON CONSTRUCTION COMPANY -   This contractor (organized in
      1966) is based in the Washington D. C. area and is engaged primarily in competitively-bid work for the public sector.

      CENTEX-ROONEY CONSTRUCTION COMPANY, INC. - This Ft. Lauderdale-based subsidiary (acquired in 1978) is one of the largest general contractors in the state of Florida. It operates primarily in Florida and handles predominantly negotiated work for private owners.

      CENTEX GREAT SOUTHWEST CORPORATION - This subsidiary (acquired in 1978) builds principally in the Tampa and Orlando areas and is a leading builder of airport terminals.

      CENTEX GOLDEN CONSTRUCTION COMPANY -  This company (acquired in fiscal
      1982) operates in the San Diego, Los Angeles and Northern California markets, handling both negotiated and competitively-bid work.

      CENTEX-RODGERS CONSTRUCTION COMPANY - This company (organized in 1987) is headquartered in Nashville, Tennessee, and is active nationally in the private medical construction services market.

      CENTEX FORCUM LANNOM, INC. - This industrial contracting company (acquired in 1990) is located in Dyersburg, Tennessee and operates in Tennessee and surrounding states.

      As a general contractor or construction manager, Centex provides the supervisory personnel for the construction of the building or facility. In addition, Centex may perform varying amounts of the actual construction work on a project, but will generally hire subcontractors to perform the majority of the work. As a result, the Company's Contracting and Construction Services operation requires a relatively small asset base.

      Construction contracts are primarily entered into under two formats: competitively-bid and negotiated jobs. In a competitively-bid format, Centex will bid a fixed amount for which it will agree to construct the project based on an evaluation of detailed plans and specifications. In a negotiated job, the contractor bids on a fixed fee over the cost of the project and, in many instances, agrees that the final cost will not exceed a designated amount.
Such contracts may include a provision whereby the owner will pay a part of any savings from the guaranteed amount to the contractor. The Company's highest margins in contracting operations have usually been on competitively-bid jobs. Currently, the margins on competitively-bid and negotiated jobs are about equal. On average, about half of Centex's projects are competitively-bid, public jobs and the other half are negotiated contracts with private owners. The Company's public work for federal, state and local governments includes hospitals, jails, airports, parking garages, office buildings, military facilities, post offices and convention and performing arts centers. Most of Centex's private owner contracts are for hotels, medical facilities and office buildings, plus some shopping centers and condominiums.


Competition and Other Factors

      The construction industry has become increasingly competitive, and Centex competes with numerous other companies. With respect to competitively-bid projects, Centex generally competes for projects throughout the United States and with local, regional and national contractors, depending upon the nature of the project. For negotiated projects, Centex's subsidiaries compete primarily in the general geographical area where they are located and with other local, regional and national contractors. Centex solicits new projects by attending project bid meetings and meeting with builders and owners and through existing customers. Centex competes successfully on the basis of its reputation and financial strength.

      The Company's Contracting and Construction Services operations are affected by federal, state and local laws and regulations relating to worker health and workplace safety as well as Environmental Laws. With respect to health and safety matters, the Company believes that appropriate precautions are taken to protect employees and others from workplace hazards. Current Environmental Laws may require the Company's operating subsidiaries to work in concert with project owners to acquire the necessary permits or other authorizations for certain activities, including the construction of projects located in or near wetland areas. The Company's Contracting and Construction Services operations are also affected by Environmental Laws regulating the use and disposal of hazardous materials encountered during demolition operations.

      The Company believes that the Contracting and Construction Services group's current procedures and practices are consistent with industry standards and that compliance by the Construction Group with the health and safety laws and Environmental Laws does not constitute a material burden or expense for the Company.

      The Company's Contracting and Construction Services operations obtain materials and services from numerous sources. The Company believes that its construction companies can deal effectively with any problems they may experience in the supply of materials and services.


CONSTRUCTION PRODUCTS

      Centex, through its 49% ownership of Centex Construction Products, Inc. ("CXP"), is a producer of a variety of basic construction products used in residential, industrial, commercial and infrastructure applications. CXP produces and sells cement, aggregates, readymix concrete and gypsum wallboard. CXP's operations are strategically located in various regions of the United States, many of which offer attractive prospects for long-term growth.

      In April 1994, the Company's formerly wholly-owned construction products subsidiary, CXP, completed the sale of 11,730,000 shares, or 51%, of its common stock through an initial public offering. Including dividend and other payments, Centex received $186.5 million from the transaction and used the funds to reduce its short-term debt. Centex retains ownership of 49% of CXP's stock. The Company believes that, as a separate public entity, CXP will be better positioned to expand its existing operations, take advantage of acquisition opportunities and otherwise implement its business strategy based on considerations directly relevant to a construction products enterprise.


LEGAL PROCEEDINGS

      Management believes that no litigation in which the Company or any subsidiary is involved, if determined adversely to Centex or any subsidiary, would have a material adverse effect on the consolidated financial condition or results of operations of the Company.

                         DESCRIPTION OF DEBT SECURITIES


GENERAL

      The Debt Securities offered hereby may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment relative to the Company's other indebtedness. Senior Debt Securities may be issued from time to time in one or more series under an indenture (the "Senior Indenture"), as supplemented from time to time by an indenture supplement with respect to each series (each, a "Senior Indenture Supplement"), to be entered into between the Company and Texas Commerce Bank National Association, as trustee. Subordinated Debt Securities may be issued from time to time in one or more series under an indenture dated as of March 12, 1987 (the "Subordinated Indenture"), as supplemented from time to time by an indenture supplement with respect to each series (each, a "Subordinated Indenture Supplement"), between the Company and Texas Commerce Bank National Association, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to collectively as the "Indentures," the Senior Indenture Supplements and the Subordinated Indenture Supplements are sometimes hereinafter referred to collectively as the "Indenture Supplements" and Texas Commerce Bank National Association, in its capacity as trustee under the Indentures, is hereinafter referred to as the "Trustee". See "Description of Debt Securities--The Trustee" herein for a description of certain consequences of Texas Commerce Bank National Association's serving as trustee under both Indentures. As used in this section of the Prospectus, unless the context otherwise requires, "debt securities" in lower case letters shall mean all debt securities issued or issuable, as the case may be, under the respective Indentures, and "Debt Securities" with initial capital letters shall mean the Debt Securities covered by this Prospectus and any accompanying Prospectus Supplement.

      The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures and the related Indenture Supplements, including the definitions of certain terms contained in the Indentures. In particular, the term "Company" as used in the Indentures and the related Indenture Supplements and in this section of the Prospectus means Centex Corporation without its subsidiaries. Copies of the Indentures and any Indenture Supplements have been or will be filed as exhibits with the Commission. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the respective Indentures, as appropriate. Article and section numbers set forth below refer to provisions of both the Senior Indenture and the Subordinated Indenture unless otherwise noted.

      The Debt Securities will be unsecured obligations of the Company. The Debt Securities offered hereby will be limited to Debt Securities having an aggregate principal amount not to exceed $100,000,000 or the equivalent thereof in any currency, although the Indentures provide that additional debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indentures, authorized from time to time by the Company's Board of Directors. The Company may from time to time, without the consent of the holders of any of the Debt Securities offered hereby, authorize the issuance of future series of Debt Securities in addition to those authorized as of the date of this Prospectus or any related Prospectus Supplement. See "Capitalization" in the accompanying Prospectus Supplement and "Description of Debt Securities--Senior Debt Securities" and "Description of Debt Securities--Subordinated Debt Securities" herein for information relating to
(i) $100,000,000
aggregate principal amount of 9.05% senior notes due May 1, 1996 previously issued by the Company under an indenture dated as of May 1, 1991, between the Company and Chemical Bank, as trustee (which senior notes rank pari passu in right of payment with any Senior Debt Securities offered hereby and senior in right of payment with any Subordinated Debt Securities offered hereby), and
(ii) $220,000,000 aggregate principal amount of subordinated debt securities previously issued by the Company under the Subordinated Indenture (which subordinated debt securities rank junior in right of payment to any Senior Debt Securities offered hereby and pari passu in right of payment with any Subordinated Debt Securities offered hereby).

      Because the Company conducts its business through subsidiaries, the Company's rights and the rights of its creditors, including the holders of Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Moreover, the ability of the Company to pay principal of and interest on the Debt Securities is, to a large extent, dependent upon the payment to it of dividends, interest or other amounts by subsidiaries of the Company. As of March 31, 1995, subsidiaries of the Company had approximately $273 million principal amount of debt secured by subsidiary assets outstanding to third party creditors, including approximately $272 million related to CTX's mortgage operations. The Indentures under which the Debt Securities are to be issued do not contain any limitation on the ability of the Company to incur additional debt or on the ability of the Company's subsidiaries to incur additional debt to the Company or to unaffiliated third parties. In addition, in connection with managing the working capital needs of the Company and its subsidiaries, from time to time the Company borrows funds and lends funds to its subsidiaries. The Company's indebtedness to its subsidiaries will rank pari passu in right of payment to Senior Debt Securities offered hereby and senior in right of payment to Subordinated Debt Securities offered hereby because of the inclusion of such indebtedness within the definition of the term "Senior Indebtedness" in the Subordinated Indenture. See "Capitalization" in the accompanying Prospectus Supplement and "Description of Debt Securities--Senior Debt Securities" and "Description of Debt Securities--Subordinated Debt Securities" herein.

      The particular terms of each series of Debt Securities, as well as any modification or addition to the general terms of the Debt Securities as herein described which may be applicable to a particular series of Debt Securities, are described in the Prospectus Supplement relating to such series of Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and the description of Debt Securities set forth in this Prospectus. In addition to the provisions of the Debt Securities hereinafter described, the Prospectus Supplement relating to each particular series of Debt Securities will set forth or describe: (1) the specific title or designation, aggregate principal amount and priority of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates per annum (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any; (6) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, and the times at which any such interest will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company or the holder, if the Company or the holder is to have such an option; (8) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or part, pursuant to such obligation; (9) the denominations in which such Debt Securities are authorized to be issued and the currencies in which such Debt Securities are issued or payable; (10) any additional restrictive covenants included for the benefit of holders of such Debt Securities, including a description of any so- called "event risk" covenants or other Indenture provisions affording holders of such Debt Securities specific protection in the event of a highly leveraged transaction involving the Company, and a description of the ability of the Company's Board of Directors to waive any such provisions (or, if there are no such covenants or provisions, a statement to that effect); (11) any additional Event of Default with respect to such Debt Securities; (12) whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities") and, if so, the identity of a depository for such Global Security or Securities; and (13) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture, or any provisions expressly amending the applicable Indenture with respect to the series of Debt Securities to which such Prospectus Supplement relates.

      Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium, if any, and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the office or agency of the Company designated for that purpose in Dallas, Texas (initially the office of the Trustee), and any other office or agency of the Company designated for that purpose, provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as it appears in the Senior or Subordinated Debt Security Register. (Sections 2.04, 2.06 and 5.02.)

      The Company will from time to time execute and deliver Debt Securities to the Trustee for authentication and delivery, and the Trustee will authenticate and deliver such Debt Securities upon written order of the Company. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.06.)


SENIOR DEBT SECURITIES

      Generally speaking, Senior Debt Securities will rank equally with the Company's other general unsecured and unsubordinated indebtedness, including indebtedness from time to time outstanding to banks and other unaffiliated lenders. As of March 31, 1995, the total amount of the Company's indebtedness that would rank equally with Senior Debt Securities was approximately $534.8 million, including approximately $230.8 million of indebtedness to the Company's subsidiaries. Senior Debt Securities offered hereby also will rank pari passu in right of payment to the Company's $100,000,000 principal amount of 9.05% senior notes due May 1, 1996, previously issued under an indenture dated as of May 1, 1991, and an indenture supplement with respect thereto dated as of May 10, 1991, both between the Company and Chemical Bank, as trustee.
All series of Senior Debt Securities of the Company issued under the Senior Indenture will rank pari passu in right of payment with each other and with such senior notes. See "Capitalization" in the accompanying Prospectus Supplement.

      The Senior Indenture provides that additional senior debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Senior Indenture, authorized from time to time by the Company's Board of Directors. Any such additional senior debt securities would rank pari passu in right of payment with the Senior Debt Securities offered hereby. Further, the Senior Indenture does not prohibit the Company from entering into additional indentures and issuing thereunder additional debt securities that may rank pari passu in right of payment to the Senior Debt Securities offered hereby.

      The Senior Debt Securities offered hereby will be senior in right of payment to the Company's $100,000,000 principal amount of 8.75% subordinated debentures due March 1, 2007, the Company's $20,000,000 principal amount of 8.80% subordinated debentures due June 30, 2007, and the Company's $100,000,000 principal amount of 7-3/8% subordinated debentures due June 1, 2005, all issued under the Subordinated Indenture. See "Capitalization" in the accompanying Prospectus Supplement and "Description of Debt Securities--General" herein.


SUBORDINATED DEBT SECURITIES

    Except as hereinafter provided, the payment of the principal of and premium, if any, and interest on, and sinking fund requirements for, Subordinated Debt Securities (to the extent applicable) will be subordinated and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company. Subject to modification, if any, as set forth in the related Prospectus Supplement, the term "Senior Indebtedness" is defined as
(a) the principal of and premium, if any, and interest on (i) all indebtedness of the Company (other than the Subordinated Debt Securities, if any, offered hereby, other series of subordinated debt securities of the Company issued under the Subordinated Indenture, and the Company's convertible subordinated note referenced below), whether currently outstanding or hereafter created, for money borrowed by the Company or borrowed by others and guaranteed by the Company, including, without limitation, indebtedness to subsidiaries, (ii) Capitalized Lease Obligations of the Company, whenever incurred, (iii) all indebtedness arising in favor of any bonding company under any performance or payment bond or other similar bond issued by a company in connection with any construction contract to which the Company is or was a party, and (iv) indebtedness or obligations incurred, assumed or guaranteed by the Company in connection with the acquisition or improvement of any property or asset, tangible or intangible (including, without limitation, services or materials purchased or contracted for purchase in the ordinary course of the Company's business), or the acquisition of any business, unless, in each case referred to in clauses (i), (ii), (iii) and (iv) above, by the terms of the instrument creating or evidencing any such indebtedness it is expressly provided that such indebtedness is on a parity with, or otherwise not superior in right of payment to, the Subordinated Debt Securities; (b) any other indebtedness, liability or obligation, contingent or otherwise, of the Company and any guarantee, endorsement or other contingent obligation in respect of any indebtedness, liability or obligation of another created, assumed or incurred by the Company after the date of the Subordinated Indenture, which is, when created, assumed or incurred, specifically designated by the Company as Senior Indebtedness of the Company with respect to Subordinated Debt Securities; and (c) any refundings, renewals or extensions of any indebtedness or other obligation described in clause (a) or (b) above. (Subordinated Indenture Section 1.01.) The Company's $100,000,000 aggregate principal amount of 9.05% senior notes due May 1, 1996, previously issued under an indenture dated as of May 1, 1991, as supplemented by an indenture supplement with respect thereto dated as of May 10, 1991, both between the Company and Chemical Bank, as trustee, are included within the definition of Senior Indebtedness. As noted above under "Description of Debt Securities--General," any borrowings by the Company from its subsidiaries are also included within the definition of Senior Indebtedness.

      The Subordinated Indenture does not contain any limitation on the amount of Senior Indebtedness or any other kind of indebtedness that may be incurred by the Company after the date of this Prospectus. The aggregate amount of the Company's Senior Indebtedness at March 31, 1995 was approximately $534.8 million, $230.8 million of which represented indebtedness owed by the Company to its subsidiaries. See "Capitalization" in the accompanying Prospectus Supplement and "Description of Debt Securities--General" herein.

      The Subordinated Indenture provides that the indebtedness evidenced by Subordinated Debt Securities ranks on a parity with the Company's $2,100,000 convertible subordinated note due in the year 2000, is entitled to like rights of subrogation and is otherwise not superior in right of payment to such note. (Subordinated Indenture Section 3.02.) All series of Subordinated Debt Securities as well as other series of subordinated debt securities of the Company issued under the Subordinated Indenture, including the Company's $100,000,000 8.75% subordinated debentures due March 1, 2007, its $20,000,000
8.80% subordinated debentures due June 30, 2007, and its $100,000,000 7-3/8% subordinated debentures due June 1, 2005, will rank equally with each other in right of payment.

      Except as hereinafter provided, the Subordinated Indenture prohibits any payment by the Company of principal of or premium, if any, or interest on, or sinking fund requirements for, the Subordinated Debt Securities during the continuance of any default in respect of certain Senior Indebtedness of the Company or any default under any agreement pursuant to which such Senior Indebtedness of the Company was issued beyond the period of grace, unless and until such default on such Senior Indebtedness of the Company shall have been cured or waived. (Subordinated Indenture Section 3.02.)

      Except as hereinafter provided, upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to the Company, its creditors or its property, the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full of the principal thereof and premium, if any, and interest due thereon before the holders of the Subordinated Debt Securities are entitled to receive any payment of the principal of and premium, if any, or interest on the Subordinated Debt Securities. (Subordinated Indenture Section 3.02.) By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness of the Company or of the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness of the Company but may recover more, ratably, than holders of the Subordinated Debt Securities.

GLOBAL SECURITIES

      The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository located in the United States (a "Depository") identified in the Prospectus Supplement relating to such series.

      The specific terms of the depository arrangements with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

      Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depository will be represented by a Global Security registered in the name of such depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Securities. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the respective Indentures governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form, and will not be considered the owners or holders thereof under the applicable Indenture.

      Payment of principal of, premium, if any, and any interest on Debt Securities of a series registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent, or the applicable Debt Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depository for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and such payments will be the responsibility of such participants. However, the Company has no control over the practices of the Depository and/or the participants and there can be no assurance that these practices will not be changed.

      A Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for Debt Securities of a series is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive registered form in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series in registered form represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive form in exchange for the Global Security or Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

EVENTS OF DEFAULT AND NOTICE THEREOF

      Each of the Indentures defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series (as set forth in the related Prospectus Supplement): (a) failure to pay interest on the Debt Securities when due, continued for 30 days; (b) failure to pay (whether or not prohibited by any subordination provisions, if applicable) principal (including any sinking fund installment) of or premium, if any, on the Debt Securities when due; (c) failure to observe or perform any other covenant of the Company set forth in the applicable Indenture or the Debt Securities of such series, continued for 60 days after notice as provided in such Indenture; and (d) certain events of bankruptcy, insolvency or reorganization in respect of the Company. (Section 7.01.)

      Within 90 days after the occurrence of a Default known to the Trustee, the Trustee is required to transmit notice thereof to the holders of the applicable Series of Debt Securities. Except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Debt Security, or in the payment of any sinking fund installment, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of holders of the Debt Securities. (Section 7.07.) If an Event of Default in respect of a particular series of Senior Debt Securities shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series outstanding may declare the principal of such series due and payable immediately. (Section 7.01.) However, if prior to the entry of any judgment or decree for the accelerated amount, the Company shall pay or deposit with the Trustee all principal, premium, if any, and interest arrearage, then the holders of not less than a majority in aggregate principal amount of the Debt Securities of the affected series shall have the right to waive all defaults and the consequences of having declared all principal payments due. Such waiver will not, however, be operative as against nor impair any rights arising as a result of any subsequent Event of Default with respect to such series. (Section 7.01.) The Trustee will not be charged with knowledge of any Event of Default other than the Company's failure to make principal and interest payments unless actual written notice thereof is received by the Trustee. (Section 7.01.) No Event of Default with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

      The Indentures contain provisions regarding limitations on the right to institute legal proceedings. No holder of any Debt Securities of a particular series shall have the right to institute an action or proceeding for rights arising under the applicable Indenture unless (i) such holder has given written notice of default to the Trustee; (ii) the holders of not less than 25% of the aggregate principal amount of Debt Securities of such series shall have made a written request to the Trustee to institute an action and offered the Trustee such reasonable indemnification as it may require; (iii) the Trustee shall not have commenced such action within 60 days of receipt of such notice and indemnification offer; and (iv) no direction inconsistent with such request has been given to the Trustee by the holders of not less than a majority of the aggregate principal amount of the Debt Securities of such series then outstanding. Notwithstanding the foregoing, subject to applicable law and any applicable subordination provisions, nothing shall prevent the holders of Debt Securities from enforcing payment of the principal of or premium, if any, or interest on their Debt Securities. No holder of Debt Securities of a particular series may have the right to prejudice the rights or obtain priority or preference over the rights of any other holder of Debt Securities of such series. (Section 7.04.)

      The holders of a majority in aggregate principal amount of the Debt Securities of such series outstanding at the time may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided, however, that the Trustee shall have the right to decline to follow such direction if, being advised by counsel, the Trustee determines that the action so directed may not lawfully be taken, or if the Trustee in good faith determines that the action so directed would be unduly prejudicial to the holders of the Debt Securities not taking part in such action or would involve the Trustee in personal liability. (Section 7.06.)

      Each Indenture provides that, in case an Event of Default in respect of a particular series of Debt Securities shall occur (which shall not have been cured or waived), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 8.01.) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or power under the applicable Indenture at the request of any of the holders of the Debt Securities of such series unless they shall have offered to the Trustee reasonable security or indemnity. (Section 8.02.)

      The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the relevant Indenture. (Section 5.06.)


DEFEASANCE

      The Company may terminate its obligations under the applicable Indenture with respect to the Debt Securities of a series at any time by acquiring and delivering all outstanding Debt Securities of such series to the Trustee for cancellation. The Company may also terminate all of its obligations under the applicable Indenture with respect to the Debt Securities of a series, other than its obligations in respect of payment of principal of and interest on the Debt Securities of such series, at any time by depositing in trust with the Trustee money or non-callable U.S. Government Obligations sufficient to pay all remaining indebtedness on the Debt Securities of such series. Money or securities so deposited in trust with the Trustee is for the sole benefit of the holders of the Debt Securities of such series and, to the extent allocated for payment of the Debt Securities of such series, shall not be subject to any subordination provisions of the Subordinated Indenture. (Section 13.01.)


MERGER AND CONSOLIDATION

      The Company may merge with another corporation if the Company is the surviving corporation, or may consolidate with or merge into another corporation or transfer all or substantially all of its assets to another corporation if the resulting, surviving or transferee corporation assumes all obligations of the Company under the Debt Securities of each series and the Indentures, and is not immediately thereafter in default under any covenant in the Indentures. (Article Twelve.)

MODIFICATION OF THE INDENTURES

      With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of a particular series, the related Indenture, the rights and obligations of the Company and the rights of the holders of such series of Debt Securities may be modified by the Company and the Trustee. However, no modification of the terms of payment of principal of or premium, if any, or interest on Debt Securities of any series, and no modification reducing the percentage of outstanding Debt Securities of a series required for modification, will be effective against any holder of a Debt Security of such series affected thereby without the holder's consent. The Company and the Trustee may also enter into supplemental indentures, without obtaining the consent of the holders of any series of Debt Securities, to cure any ambiguity or to correct or supplement any provision of the applicable Indenture or any supplemental indenture which may be defective or inconsistent with any other provision, to pledge any property to or with the Trustee or to make any other provisions with respect to matters or questions arising under the Indentures, provided that such action shall not adversely affect the interests of the holders of the Debt Securities. Such supplemental indentures may also be entered into without the consent of holders of any series of Debt Securities to set forth the terms of additional series of Debt Securities, to evidence the succession of another person to the Company or to add to the covenants of the Company. (Article Eleven.)


CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

      Each Indenture provides that, in addition to such other certificates or opinions as may be specifically required by other provisions of such Indenture, every application by the Company for action by the Trustee thereunder shall be accompanied by a certificate of certain officers of the Company and an opinion of counsel (who may be counsel for the Company) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 15.07.)


REPORT TO HOLDERS OF DEBT SECURITIES

      Audited financial statements of the Company will be provided annually to holders of Debt Securities. (Section 6.03.) The Trustee is required to submit an annual report to the holders of the Debt Securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the Debt Securities.


THE TRUSTEE

      Texas Commerce Bank National Association, whose Corporate Trust Office is located at 1900 Pacific Avenue, Dallas, Texas 75201, will be the Trustee under the Subordinated Indenture with respect to each series of Subordinated Debt Securities issued thereunder and the Trustee under the Senior Indenture with respect to each series of Senior Debt Securities issued thereunder. Texas Commerce Bank National Association also serves as Trustee with respect to the Company's $100,000,000 8.75% subordinated debentures due March 1, 2007, its $20,000,000 8.80% subordinated debentures due June 30, 2007, and its $100,000,000 7-3/8% subordinated debentures due June 1, 2005, all previously issued under the Subordinated Indenture, as supplemented by a Subordinated Indenture Supplement dated as of March 12, 1987, a Subordinated Indenture Supplement dated as of June 17, 1987, and a Subordinated Indenture Supplement dated as of June 9, 1995, respectively.

      Pursuant to applicable provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of Senior Debt Securities will force the Trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Likewise, any uncured Event of Default with respect to any series of Subordinated Debt Securities will force the Trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any such resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions thereof.

      Chemical Bank, an affiliate of the Trustee, serves as trustee under an indenture dated as of May 1, 1991, and an indenture supplement dated as of May 10, 1991, with respect to the Company's $100,000,000 principal amount of 9.05% senior notes due May 1, 1996.

      Centex and its affiliates maintain other banking relationships in the ordinary course of business with the Trustee and its affiliates.

      The Trustee may resign or be removed by the Company with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series. (Section 8.10.)

      Each Indenture contains certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 8.13.)


RATINGS

      Particular series of Debt Securities may be rated by one or more nationally recognized statistical rating agencies. The rating agency or agencies and rating or ratings to be assigned with respect to such series of Debt Securities will be specified in the related Prospectus Supplement.

                              PLAN OF DISTRIBUTION

      The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents.

      The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of Debt Securities, underwriters may receive compensation from the Company, or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

      The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making activities at any time without notice. No assurance can be given as to the existence or the liquidity of any trading market for any Debt Securities.

      If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

      The specific terms and manner of sale of specific series of Debt Securities offered hereby are set forth or summarized in an accompanying Prospectus Supplement.


                                 LEGAL OPINIONS

      The validity of the Debt Securities offered hereby and certain other legal matters will be passed upon for the Company by Raymond G. Smerge, Vice President, Chief Legal Officer and Secretary of the Company. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by Thompson & Knight, A Professional Corporation, Dallas, Texas, special counsel for the Company.

                                    EXPERTS

      The consolidated balance sheets of Centex Corporation and its subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1995, incorporated by reference in the Joint Annual Report on Form 10-K, as amended, of the Company and 3333 Holding Corporation and Centex Development Company, L.P. for the fiscal year ended March 31, 1995, and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                  ==================================================                  =====================================
                       NO PERSON IS AUTHORIZED TO GIVE ANY
                 INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER
                 THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT                               $
                 OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
                 INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
                 UPON AS HAVING BEEN AUTHORIZED.  THIS PROSPECTUS
                 SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN                          CENTEX CORPORATION
                 OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY
                 ANY SECURITIES OTHER THAN THE SECURITIES OFFERED
                 BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS
                 OR AN OFFER TO SELL OR THE SOLICITATION OF AN
                 OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES                            [DEBT SECURITIES]
                 IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                 NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT
                 OR THE PROSPECTUS NOR ANY SALE MADE THEREUNDER
                 SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
                 IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
                 AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR THAT
                 THE INFORMATION CONTAINED HEREIN OR THEREIN IS                                  ----------
                 CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                                                                            Prospectus Supplement

                                     ------------                                                ----------

                                  TABLE OF CONTENTS

                                                                Page
                                                                ----
                                Prospectus Supplement

                 Use of Proceeds . . . . . . . . . . . . . . . . S-2                             [UNDERWRITERS]
                 Capitalization  . . . . . . . . . . . . . . . . S-2
                 [Ratings  . . . . . . . . . . . . . . . . . . . S-3]
                 [Recent Developments  . . . . . . . . . . . . . S-3]
                 Description of [Debt Securities]  . . . . . . . S-3
                 Underwriting  . . . . . . . . . . . . . . . . . S-4
                                                                                                   [DATE]
                                     Prospectus

                 Available Information . . . . . . . . . . . . .   2
                 Incorporation of Certain Documents by
                       Reference . . . . . . . . . . . . . . . .   2
                 The Company . . . . . . . . . . . . . . . . . .   3
                 Use of Proceeds . . . . . . . . . . . . . . . .   3
                 Ratio of Earnings to Fixed Charges  . . . . . .   3
                 Summary of Selected Financial Data  . . . . . .   4
                 Business  . . . . . . . . . . . . . . . . . . .   4
                 Description of Debt Securities  . . . . . . . .  14
                 Plan of Distribution  . . . . . . . . . . . . .  23
                 Legal Opinions  . . . . . . . . . . . . . . . .  24
                 Experts . . . . . . . . . . . . . . . . . . . .  24
                 ===================================================                 =====================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               SEC registration fee . . . . . . . . . . . . . . . . . . . . . . . .       $   34,483
               Trustee's fees and expenses (including legal fees) . . . . . . . . .           20,000
               Accounting fees and expenses . . . . . . . . . . . . . . . . . . . .           25,000
               Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . .           25,000
               Printing expenses  . . . . . . . . . . . . . . . . . . . . . . . . .           10,000
               Blue Sky fees and expenses (including legal fees)  . . . . . . . . .           10,000
               Rating Agency fees . . . . . . . . . . . . . . . . . . . . . . . . .           65,000
               Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . .            5,000
                                                                                            --------
               Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $194,483
                                                                                            ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant is a Nevada corporation. Under Section 78.751 of the Nevada General Corporation Law, the Registrant has the power to indemnify its officers and directors, subject to certain limitations. In addition, an amendment to Chapter 78 of the Nevada Revised Statutes was enacted by the State of Nevada in March 1987 in order to permit Nevada corporations to include in their articles of incorporation a provision eliminating the personal liability of their directors and officers to the corporation or its stockholders for damages resulting from certain breaches of fiduciary duty. An amendment to the Articles of Incorporation of the Registrant was adopted by its stockholders at the annual meeting thereof held on July 15, 1987 in order to effect the permitted limitation on liability.

         Reference is made to Article Tenth of the Registrant's Restated Articles of Incorporation incorporated by reference as Exhibit 4.1 hereto and to Article VI of the Registrant's By-laws incorporated by reference as Exhibit
4.2 hereto.

         Reference is also made to the indemnification provisions of Section 8 of the form of Underwriting Agreement filed as Exhibit 1.1 hereto for provisions relating to the indemnification of directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Registrant has entered into indemnification contracts with the Registrant's directors as such, and with its directors in their capacities (i) as officers, employees or agents of the Registrant and as directors or officers of the various subsidiaries of the Registrant; (ii) as directors, officers, employees or agents of other companies or enterprises when they are serving in any such capacity at the request of the Registrant; and (iii) as a fiduciary with respect to any employee benefit plan or trust of the Registrant or any subsidiary of the Registrant. It is anticipated that similar contracts may be entered into, from time to time, with certain officers of the Registrant and its subsidiaries who are not directors of the Registrant. The general effect of the indemnification contracts is to provide that the indemnitees shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any action or proceeding, including any action by or in the right of the Registrant, by reason of their service in the foregoing capacities. The indemnification contracts were approved by the Registrant's stockholders at the annual meeting of stockholders held on July 16, 1986.

         The Registrant also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their service in the foregoing capacities.

         The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, by-laws, agreements and insurance policies referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS

         The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement.

ITEM 17.  UNDERTAKINGS

         (a)     Rule 415 offering.

         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registrant
         Statement:

                          (i) To include any prospectus required by section
                 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with
                 respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)     Acceleration of effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)     Rule 430A offering.

         The undersigned Registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, as of May 18, 1995.

                                          CENTEX CORPORATION
                                            (Registrant)



                                          By:       /s/ Laurence E. Hirsch
                                             ----------------------------------
                                                        Laurence E. Hirsch
                                                    Chairman of the Board and
                                                       Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Laurence E. Hirsch, William J Gillilan III and David W. Quinn, or any of them, as attorney-in- fact to execute in the name and on behalf of each such person individually and in each capacity stated below and to file any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, with all exhibits thereto and other documents in connection therewith.


                 SIGNATURES                          CAPACITY IN WHICH SIGNED                     DATE
                 ----------                          ------------------------                     ----
           /s/ Laurence E. Hirsch                    Chairman of the Board and                     May 18, 1995
 -----------------------------------------            Chief Executive Officer;
               Laurence E. Hirsch                            Director
                                                   (Principal Executive Officer)



         /s/ William J Gillilan III                     President and Chief                        May 18, 1995
 -----------------------------------------           Operating Officer; Director
             William J Gillilan III



             /s/ David W. Quinn                    Executive Vice President and                    May 18, 1995
 -----------------------------------------           Chief Financial Officer;
                 David W. Quinn                              Director
                                                   (Principal Financial Officer)


                 SIGNATURES                          CAPACITY IN WHICH SIGNED                     DATE
                 ----------                          ------------------------                     ----
          /s/ Michael S. Albright                     Vice President-Finance                       May 18, 1995
 -----------------------------------------                and Controller
              Michael S. Albright                 (Principal Accounting Officer)



            /s/ Alan B. Coleman                              Director                              May 18, 1995
 -----------------------------------------
                Alan B. Coleman




            /s/ Dan W. Cook III                              Director                              May 18, 1995
 -----------------------------------------
                Dan W. Cook III




              /s/ Juan L. Elek                               Director                              May 18, 1995
 -----------------------------------------
                  Juan L. Elek



        /s/ Clint W. Murchison, III                          Director                              May 18, 1995
 -----------------------------------------
            Clint W. Murchison, III




           /s/ Charles H. Pistor                             Director                              May 18, 1995
 -----------------------------------------
               Charles H. Pistor



            /s/ Paul R. Seegers                              Director                              May 18, 1995
 -----------------------------------------
                Paul R. Seegers




            /s/ Paul T. Stoffel                              Director                              May 22, 1995
 -----------------------------------------
                Paul T. Stoffel

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                           SEQ. NO.
   NUMBER                                                                                             Page
   ------                                                                                           --------
    1.1      Form of Underwriting Agreement, including form of Pricing Agreement

    4.1      Restated Articles of  Incorporation of the Registrant (filed as  Exhibit 3.1 to the
             Joint  Annual Report  of  the  Registrant,  3333  Holding  Corporation  and  Centex
             Development Company,  L.P. on Form  10-K for the  fiscal year ended  March 31, 1993
             (the "1993 10-K"), and incorporated herein by reference)

    4.2      By-laws of the Registrant (filed as Exhibit 3.2 to the 1993 10-K, and  incorporated herein by reference)

    4.3      Form  of Indenture  with respect  to Senior  Debt Securities  ("Senior Indenture"), including form of Senior Debt  Security, to be entered into between  the Registrant and Texas Commerce Bank National Association, as Trustee

    4.4      Form of Indenture Supplement to Senior Indenture

    4.5      Indenture with respect to  Subordinated Debt Securities ("Subordinated Indenture"),
             including  form of Subordinated Debt Security, dated  as of March 12, 1987, between the Registrant and Texas Commerce  Bank National Association, as Trustee  (filed as
             Exhibit 4.7 to the 1993 10-K, and incorporated herein by reference)
    4.6      Form of  Indenture Supplement to  Subordinated Indenture  (filed as Exhibit  4.4 to
             the  Registrant's  Form   S-3  Registration  Statement  (File   No.  33-8928),  and
             incorporated herein by reference)

    5.1      Opinion of Raymond G. Smerge, Esq.

   12.1      Computation of Ratio of Earnings to Fixed Charges

   23.1      Consent of Arthur Andersen LLP

   23.2      Consent of Raymond G. Smerge, Esq. (contained in his opinion filed as Exhibit 5.1)

   24.1      Power of attorney of certain signatories  (contained on signature page included  in
             Part II of the Registration Statement)

   25.1      Form T-1 Statement  of Eligibility and Qualification under the  Trust Indenture Act of 1939, as amended, with respect to Trustee for Senior Debt Securities

   25.2      Form  T-1 Statement of Eligibility and  Qualification under the Trust Indenture Act of 1939, as amended, with respect to Trustee for Subordinated Debt Securities

   99.1      Form of Prospectus Supplement (contained in Part I of this Registration Statement)